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                                                                        EXHIBIT 12

                             HERSHEY FOODS CORPORATION
                 COMPUTATION OF RATIO OF EARNINGS TO FIXED CHARGES
         For the Years Ended December 31, 1995, 1994, 1993, 1992, and 1991
                    (in thousands of dollars except for ratios)
                                    (Unaudited)

CAPTION
                                     1995        1994         1993          1992       1991
Earnings:

  Income from continuing
     operations before
     income taxes and
     accounting changes. . . . . .$465,953(a)  $333,138(b)  $510,875(c)  $400,988  $363,457

  Add (Deduct):

     Interest on indebtedness. . .  47,568       37,249       30,224       29,708    29,269

     Portion of rents
     representative of the
     interest factor(d). . . . . .   8,176       8,556         8,175        7,987     7,785

     Amortization of debt
     expense . . . . . . . . . . .      97         64            84           165       284

     Amortization of
     capitalized interest. . . . .   3,183      2,958          2,684        1,988     1,390

     Adjustment for equity
     companies(e). . . . . . . . .      -         -              -            628       262

     Adjustment for majority-
     owned subsidiary(f) . . . . .      -         -              -             17      (116)


       Earnings as adjusted. . . .$524,977     $381,965     $552,042     $441,481  $402,331

Fixed Charges:

  Interest on indebtedness . . . . $47,568      $37,249      $30,224      $29,708   $29,269


  Portion of rents
  representative of the
  interest factor(d) . . . . . . .   8,176        8,556        8,175        7,987     7,785

  Amortization of debt expense .  .     97           64           84          165       284

  Capitalized interest . . . . . .   1,957        3,009        4,646       12,055    10,386

  Adjustment for 50% equity
  company(g) . . . . . . . . . . .     -            -            -           -           21


     Total fixed charges . . . . . $57,798      $48,878      $43,129      $49,915   $47,745


Ratio of earnings to fixed
charges. . . . . . . . . . . . . .    9.08         7.81        12.80         8.84      8.43

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NOTES:

(a)  Includes a restructuring credit of $.2 million.

(b)  Includes a restructuring charge of $106.1 million.

(c) Includes a gain of $80.6 million on the sale of the Corporation's 18.6% investment interest in Freia Marabou a.s.

(d) Portion of rents representative of the interest factor consists of one-third of rental expense for operating leases.

(e) Adjustment for equity companies includes the eliminations from income of both undistributed earnings and losses of companies in which at least 20% but less than 50% equity is owned. In April 1992, the Corporation sold its equity interest in its Brazilian joint venture.

(f) In December 1992, the Corporation purchased the remaining shares of Hershey Japan. Prior to the acquisition, the Corporation owned 51% of Hershey Japan.

(g) In October 1991, the Corporation purchased the shares of Nacional de Dulces, S.A. de C.V., subsequently renamed Hershey Mexico, S.A. de C.V. (Hershey Mexico), owned by its joint venture partner, Grupo Carso, S.A. de C.V. Prior to the acquisition, the Corporation owned 50% of the outstanding stock of Hershey Mexico.